Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES
SECOND QUARTER RESULTS

EPS Increased 19.4% over Prior Year, Excluding BIBP;
2010 EPS Guidance Updated to a Range of $1.74 to $1.82, Excluding BIBP

Highlights
•	Second quarter earnings per diluted share, excluding the impact of consolidating the results of the BIBP cheese purchasing entity, of $0.43 in 2010 vs. $0.36 in 2009
•	Second quarter earnings per diluted share including the results of BIBP of $0.49 in 2010 vs. $0.51 in 2009
•	Domestic system-wide comparable sales increased 0.4% for the second quarter
•	International franchise system sales increased 12% for the second quarter
•	25 worldwide net unit openings during the quarter
•	Share repurchase authorization increased by $50 million subsequent to quarter-end
•
Earnings guidance for 2010 updated to a range of $1.74 to $1.82 per diluted share, excluding BIBP; domestic system-wide comparable sales guidance for 2010 updated to a range of negative 0.5% to positive 1.0%

Louisville, Kentucky (August 3, 2010) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $280.6 million for the second quarter of 2010, representing an increase of 4.5% from revenues of $268.5 million for the second quarter of 2009. Net income for the second quarter of 2010 was $13.2 million, or $0.49 per diluted share (including after-tax income of $1.7 million, or $0.06 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2009 second quarter net income of $14.2 million, or $0.51 per diluted share (including after-tax income of $4.2 million, or $0.15 per diluted share, from the consolidation of BIBP).

Revenues were $566.4 million for the six months ended June 27, 2010, representing an increase of 3.1% from revenues of $549.4 million for the same period in 2009. Net income for the six months ended June 27, 2010 was $30.1 million, or $1.11 per diluted share (including after-tax income of $3.9 million, or $0.14 per diluted share, from the consolidation of BIBP), compared to net income of $32.0 million, or $1.15 per diluted share, for the comparable period of 2009 (including after-tax income of $10.0 million, or $0.36 per diluted share, from the consolidation of BIBP).

“During the second quarter, we were proud that Papa John’s earned the highest rating among all limited service restaurants in the prestigious American Customer Service Index (ACSI),” commented Papa John’s Founder, Chairman and Co-Chief Executive Officer, John Schnatter. “This marks the 10th time in 11 years that Papa John’s has received the highest ACSI rating among all pizza chains, confirming that the consumer values our long-term commitment to quality.”

“We had a solid second quarter with our system posting positive transaction growth for the fifth consecutive quarter, as well as positive comp sales this quarter,” said Papa John’s President and Co-Chief Executive Officer, Jude Thompson. “We are pleased with our system’s performance in what continues to be a challenging competitive environment.”

Non-GAAP Measures

Certain components of the financial information we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of BIBP is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of BIBP because they are not indicative of our principal operating activities. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company provides the following table to reconcile the financial results we present in this press release excluding the impact of BIBP to our GAAP financial measures for the three- and six-month periods ended June 27, 2010 and June 28, 2009.

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
(In thousands, except per share amounts)	2010	2009	2010	2009

Pre-tax income, net of noncontrolling interests, as reported	$20,752	$22,214	$46,592	$50,355
Income from BIBP cheese purchasing entity	(2,678)	(6,854)	(6,163)	(15,879)
Pre-tax income, net of noncontrolling interests,
excluding BIBP	$18,074	$15,360	$40,429	$34,476

Net income, as reported	$13,192	$14,177	$30,067	$32,016
Income from BIBP cheese purchasing entity	(1,700)	(4,179)	(3,913)	(10,045)
Net income, excluding BIBP	$11,492	$9,998	$26,154	$21,971

Earnings per diluted share, as reported	$0.49	$0.51	$1.11	$1.15
Income from BIBP cheese purchasing entity	(0.06)	(0.15)	(0.14)	(0.36)
Earnings per diluted share, excluding BIBP	$0.43	$0.36	$0.97	$0.79

Cash flow from operations, as reported			$45,686	$54,536
Net cash flows from BIBP cheese purchasing entity			(6,163)	(15,879)
Cash flow from operations, excluding BIBP			$39,523	$38,657

Revenues Comparison

Consolidated revenues were $280.6 million for the second quarter of 2010, an increase of $12.1 million, or 4.5%, over the corresponding 2009 period. The increase in revenues was primarily due to the following:

•
Franchise royalties revenue increased $2.5 million primarily due to an increase in the royalty rate (the standard royalty rate for the majority of domestic franchise restaurants was 4.25% in the second quarter of 2009 and 4.75% in the second quarter of 2010 as provided for in the franchise agreement).

•	Domestic commissary sales increased $9.4 million primarily due to an increase in sales volumes.
•	International revenues increased $1.6 million reflecting an increase in the number of our company-owned and franchised restaurants.
•	Other sales decreased $1.0 million primarily due to a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions.

For the six months ended June 27, 2010, revenues increased $17.0 million, or 3.1%, over the corresponding 2009 period, primarily due to the same reasons as those mentioned above. The increase in revenues in the six-month period was partially offset by a decline in domestic company-owned restaurant sales resulting from a decrease of 1.5% in comparable sales. An increase in customer traffic in the six-month period was more than offset by a decrease in the average ticket price as the level of discounting was increased consistent with the competitive environment in which we are currently operating.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the second quarter of 2010 was $20.8 million, compared to $22.2 million for the corresponding period in 2009. For the six months ended June 27, 2010, pre-tax income, net of noncontrolling interests, was $46.6 million compared to $50.4 million for the corresponding period in 2009. Excluding the impact of BIBP, as shown in the previous table, second-quarter 2010 pre-tax income, net of noncontrolling interests, was $18.1 million, an increase of $2.7 million or 17.7%, from the 2009 comparable results of $15.4 million. For the six months ended June 27, 2010, pre-tax income excluding BIBP was $40.4 million, an increase of $6.0 million or 17.3% from the 2009 comparable results of $34.5 million. An analysis of the changes in pre-tax income, net of noncontrolling interests, for the second quarter and six months ended June 27, 2010, respectively (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $8.7 million for the second quarter of 2010 as compared to $10.2 million in the comparable 2009 period. For the six months ended June 27, 2010, operating income was $20.1 million compared to $20.5 million in the comparable 2009 period. The decreases of $1.5 million and $400,000 in the second quarter and six-month period of 2010, respectively, were primarily due to a decline in operating margin from a lower average ticket price, partially offset by increased customer traffic. Commodity costs were favorable for both the three- and six-month periods, with the most favorable impact in the first three months of 2010.

Restaurant operating margin on an external basis was 21.2% for the second quarter of 2010, compared to 22.9% for the comparable 2009 period and 22.0% for the first six months of 2010, compared to 23.2% for the comparable 2009 period. Excluding the impact of the consolidation of BIBP, restaurant operating margin was 20.7% for the second quarter of 2010, compared to 21.6% in the comparable 2009 quarter and was 21.4% in the first six months of 2010 compared to 21.7% in the comparable 2009 period, with increased levels of discounting as the primary reason for the quarter and year-to-date declines, as noted above.

•
Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $550,000 for the second quarter of 2010 and decreased $1.7 million for the six-month period ended June 27, 2010. The improvement in operating income for the second quarter was primarily due to increased sales volumes and the prior year included management transition costs of approximately $700,000. The decrease for the first six months of 2010, as compared to the corresponding 2009 period, was primarily due to a lower gross margin as we reduced the prices charged to restaurants for certain products and absorbed both commodity cost increases for certain vegetable products resulting from harsh Florida winter weather and increased fuel costs, partially offset by the previously mentioned prior-year impact of $700,000 in management transition costs.

•
Domestic Franchising Segment. Domestic franchising operating income increased approximately $2.6 million to $15.4 million for the second quarter of 2010, as compared to $12.8 million in the corresponding 2009 period, and increased $4.9 million to $31.4 million for the six months ended June 27, 2010, as compared to $26.5 million in the corresponding 2009 period. The increases were primarily due to an increase in franchise royalties (the standard rate was 4.25% in 2009 and 4.75% in 2010). The impact of the royalty rate increase was partially offset by the impact of development incentive programs offered by the company in 2009 and 2010. Franchise and development fees were approximately $20,000 higher and $160,000 lower than the prior year quarter and six-month period, respectively, even though we had 34 and 51 additional domestic unit openings during the three- and six-month periods, respectively, in 2010. Additionally, we incurred incentive payment costs of $128,000 in the second quarter of 2010 and $271,000 for the six months ended June 27, 2010, compared to $30,000 and $60,000 in the comparable periods of the prior year.

•
International Segment. The international segment reported operating losses of approximately $1.1 million and $2.2 million for the three and six months ended June 27, 2010, respectively, compared to losses of $850,000 and $1.6 million, respectively, in the same periods in 2009. The declines in the operating results in both periods were primarily due to increased personnel and franchise support costs, and start-up costs associated with our company-owned commissary in the United Kingdom, which opened in the second quarter of 2010. The increase in costs was partially offset by increased revenues due to the growth in the number of international units.

•
All Others Segment. Operating income for the “All others” reporting segment decreased approximately $400,000 for the second quarter of 2010 and increased approximately $100,000 for the six-month period of 2010, as compared to the corresponding 2009 periods. The decline in the second quarter was primarily due to an increase in infrastructure and support costs associated with our online ordering business unit. We expect to recoup these and future enhancement costs from ongoing online ordering fees charged to domestic restaurants over time. For the six-month period, the decline in operating income related to the online ordering business unit was more than offset by an improvement in operating income at our print and promotions subsidiary, Preferred Marketing Solutions.

•
Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $1.5 million and $3.7 million for the three- and six-month periods ended June 27, 2010, respectively, as compared to the corresponding periods in the prior year. The components of unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 27,	June 28,	Increase	June 27,	June 28,	Increase
	2010	2009	(decrease)	2010	2009	(decrease)

General and administrative (a)	$8,118	$7,896	$222	$14,773	$14,692	$81
Net interest	1,042	1,080	(38)	1,946	2,116	(170)
Depreciation	2,236	2,118	118	4,401	4,245	156
Franchise support initiatives (b)	1,250	2,168	(918)	2,500	4,415	(1,915)
Provision (credit) for uncollectible
accounts and notes receivable (c)	(98)	449	(547)	217	1,512	(1,295)
Other income (d)	(419)	(38)	(381)	(878)	(282)	(596)
Total unallocated corporate
expenses	$12,129	$13,673	$(1,544)	$22,959	$26,698	$(3,739)

(a)
Unallocated general and administrative costs were relatively flat as lower salaries and benefits, resulting from fewer employees, were more than offset by increased short and long-term incentive compensation and severance costs.  The second quarter and six-month period of 2009 also included $800,000 in litigation settlement costs.

(b)
A reduction in franchise support initiatives, which primarily consisted of discretionary contributions to the national marketing fund and other local advertising cooperatives, was in line with initial expectations for the three and six month periods ended June 27, 2010.

(c)
The 2009 provision for uncollectible accounts and notes receivable included specific incremental reserves for one third-party customer and a loan issued to one domestic franchisee, whereas the 2010 provision reflects the collection of a previously reserved account.

(d)	Other income was favorable in both the three- and six-month periods of 2010 due to lower disposition-related costs.

Our effective income tax rates were 34.9% and 34.0%, respectively, for the three- and six-month periods ended June 27, 2010, as compared to 34.5% and 35.0%, respectively, for the corresponding 2009 periods (34.7% and 33.6%, respectively, excluding BIBP, for the three- and six-month periods in 2010 and 32.6% and 34.3%, respectively, excluding BIBP, for the three- and six-month periods in 2009). The effective rate may fluctuate from quarter to quarter as specific federal and state issues are settled or otherwise resolved, and we expect the rate to approximate 35% to 36% over time.

Cash Flow

Net cash provided by operating activities was $45.7 million for the first six months of 2010 as compared to $54.5 million for the comparable period in 2009. The consolidation of BIBP increased cash flow from operations by approximately $6.2 million in the first six months of 2010 and approximately $15.9 million in the first six months of 2009. Excluding the impact of the consolidation of BIBP, cash flow from operations was $39.5 million in 2010, as compared to $38.7 million in the comparable period in 2009. The favorable impact of higher net income was partially offset by unfavorable working capital changes.

Our net debt position, defined as total debt less cash and cash equivalents, was $61.3 million at June 27, 2010, compared to $73.6 million at December 27, 2009.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended June 27, 2010.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the second quarter of 2010 increased 0.4% (comprised of a 1.1% decrease at company-owned restaurants and a 0.9% increase at franchised restaurants). Domestic system-wide comparable sales for the six months ended June 27, 2010 were even (comprised of a 1.5% decrease at company-owned restaurants and a 0.5% increase at franchised restaurants). An increase in customer traffic for both the second quarter and six-month results in 2010 was offset by a decline in the average ticket price due to increased levels of discounting. The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

 During the second quarter of 2010, 45 domestic franchised restaurants were opened and 16 domestic restaurants were closed (one company-owned and 15 franchised). During the first six months of 2010, we opened 80 domestic restaurants (four company-owned and 76 franchised) and closed 47 restaurants (two company-owned and 45 franchised). Our total domestic development pipeline as of June 27, 2010 included approximately 270 restaurants, two-thirds of which are scheduled to open over the next two to three years.

At June 27, 2010, there were 3,516 domestic and international Papa John’s restaurants (619 company-owned and 2,897 franchised) operating in all 50 states and in 28 countries. The company-owned restaurants include 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
International franchise system sales increased approximately 12% to $71.8 million in the second quarter of 2010, from $63.9 million in the comparable period in 2009 and increased approximately 14% to $139.5 million for the six months ended June 27, 2010, from $122.0 million. The impact of foreign exchange rates was not material to the three- and six-month periods.

•
During the second quarter of 2010, 28 international restaurants were opened (four company-owned and 24 franchised) while 32 international franchised restaurants were closed, including all of the 25 franchised restaurants in one country. We expect to begin reopening restaurants in that country later this year under a new franchise ownership and management structure. For the six-month period ended June 27, 2010, 57 international restaurants were opened (four company-owned and 53 franchised) while 43 international franchised restaurants were closed.

•	During the second quarter, the first two Papa John’s restaurants in Chile were opened by our franchisee in that country.

•	We anticipate opening restaurants in three or four additional new countries during the last six months of 2010.

As of June 27, 2010, there were 702 Papa John’s restaurants operating internationally (29 company-owned and 673 franchised), of which 221 were located in Korea and China and 161 were located in the United Kingdom and Ireland. Our total international development pipeline as of June 27, 2010 included approximately 1,200 restaurants, the substantial majority of which are scheduled to open over the next seven years.

Share Repurchase Activity

The company repurchased 760,000 shares of its common stock at an average price of $25.21 per share, or a total of $19.2 million, during the three months ended June 27, 2010 and repurchased 975,000 shares at an average of $25.05 per share, or a total of $24.4 million, during the six months ended June 27, 2010. A total of 273,000 shares of common stock were issued upon the exercise of stock options for the first six months of 2010.

In July 2010, the Board of Directors approved a $50 million increase in share repurchase authorization through 2011. Subsequent to quarter-end through July 28, 2010, the company repurchased 274,000 shares at a total cost of $6.7 million, or $24.36 per share average cost. Approximately $52.7 million remains available under the company’s share repurchase program.

The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 27.0 million diluted weighted average shares outstanding for the second quarter of 2010, as compared to 28.0 million for the second quarter of 2009, a 3.6% decrease. Approximately 26.3 million actual shares of the company’s common stock were outstanding as of June 27, 2010.

The company’s share repurchase activity had no impact on earnings per diluted share for both the three- and six-month periods ended June 27, 2010.

2010 Earnings Guidance Updated; Comparable Sales Guidance Reaffirmed

The company is updating its previously issued guidance for 2010 earnings per share of $1.72 to $1.87 per diluted share, excluding the impact of the consolidation of BIBP, to $1.74 to $1.82 per diluted share. We expect the current pricing and promotional environment in the pizza category to result in continued restaurant margin pressures for the remainder of 2010. The company is also updating its guidance for domestic system-wide comparable sales for 2010 from a range of negative 1% to positive 1% to a range of negative 0.5% to positive 1.0%, reflecting the even results for the first half of the year.

In July, the company implemented an initiative to reduce G&A expenses, which included a reduction in force primarily in the corporate support area and our printing and promotions subsidiary. After considering severance and related costs, the G&A initiative is not expected to have a significant impact on operating income for the second half of 2010; cost savings from the initiative are expected to approximate $4.0 to $4.5 million in 2011.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of the recently passed federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the company’s contingent liability for the payment of certain lease arrangements, approximating $4.8 million, involving our former Perfect Pizza operations in the United Kingdom that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 27, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for August 4, 2010 at 10:00 a.m. Eastern Daylight Time to review the second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (pass code 83093318) for participation in the question and answer session. International participants may dial 253-237-1189 (pass code 83093318).

The conference call will be available for replay, including by downloadable podcast, beginning August 4, 2010, at approximately noon Eastern Time, through August 8, 2010, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 83093318). International participants may dial 706-645-9291 (pass code 83093318).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
(In thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$280,647	$268,509	$566,433	$549,433

Income before income taxes, net of
noncontrolling interests*	$20,752	$22,214	$46,592	$50,355

Net income	$13,192	$14,177	$30,067	$32,016

Earnings per share - assuming dilution	$0.49	$0.51	$1.11	$1.15

Weighted average shares outstanding -
assuming dilution	26,971	27,989	27,036	27,860

EBITDA (1)	$30,063	$31,305	$66,796	$68,533

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
(in thousands)	2010	2009	2010	2009

Domestic company-owned restaurants	$8,656	$10,152	$20,101	$20,543
Domestic commissaries	8,036	7,484	15,184	16,868
Domestic franchising	15,448	12,824	31,370	26,506
International	(1,071)	(847)	(2,174)	(1,624)
All others	178	613	1,127	1,014
Unallocated corporate expenses	(12,129)	(13,673)	(22,959)	(26,698)
Elimination of intersegment profit	(133)	(101)	(220)	(116)
Income before income taxes, excluding BIBP	18,985	16,452	42,429	36,493
BIBP, a variable interest entity (2)	2,678	6,854	6,163	15,879
Less: noncontrolling interests	(911)	(1,092)	(2,000)	(2,017)
Total income before income taxes, net of
noncontrolling interests	$20,752	$22,214	$46,592	$50,355

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

EBITDA (1)	$30,063	$31,305	$66,796	$68,533
Income tax expense	(7,560)	(8,037)	(16,525)	(18,339)
Net interest expense	(1,136)	(1,296)	(2,149)	(2,580)
Depreciation and amortization	(8,175)	(7,795)	(16,055)	(15,598)
Net income	$13,192	$14,177	$32,067	$32,016

The company's free cash flow for the first six months of 2010 and 2009 was as follows (in thousands):

	Six Months Ended
	June 27,	June 28,
	2010	2009

Net cash provided by operating activities	$45,686	$54,536
Income from BIBP cheese purchasing entity	(6,163)	(15,879)
Purchases of property and equipment	(16,871)	(15,193)
Free cash flow (3)	$22,652	$23,464

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated pre-tax income of approximately $2.7 million in the second quarter of 2010, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $600,000 and $2.2 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s.  For the second quarter of 2009, BIBP reported pre-tax income of $6.9 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.6 million and $5.5 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP generated pre-tax income of approximately $6.2 million for the six months ended June 27, 2010, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.5 and $5.0 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s. For the six months ended June 28, 2009, BIBP reported pre-tax income of approximately $15.9 million, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $3.9 million and $12.6 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

(3)
Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchases of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$124,594	$124,966	$254,238	$256,671
Franchise royalties	17,140	14,664	34,876	30,025
Franchise and development fees	101	78	147	306
Commissary sales	113,936	104,539	226,576	214,078
Other sales	13,023	13,981	27,536	28,750
International:
Royalties and franchise and development fees	3,458	3,388	7,092	6,623
Restaurant and commissary sales	8,395	6,893	15,968	12,980
Total revenues	280,647	268,509	566,433	549,433

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	27,020	23,893	54,306	49,794
Salaries and benefits	34,192	36,157	69,595	74,360
Advertising and related costs	11,149	11,376	22,553	22,649
Occupancy costs	7,930	7,722	15,770	15,638
Other operating expenses	17,844	17,181	36,034	34,809
Total domestic Company-owned restaurant expenses	98,135	96,329	198,258	197,250

Domestic commissary and other expenses:
Cost of sales	95,195	86,924	190,487	179,108
Salaries and benefits	8,568	8,638	17,300	17,469
Other operating expenses	11,841	10,945	23,541	21,617
Total domestic commissary and other expenses	115,604	106,507	231,328	218,194

Income from the franchise cheese-purchasing
program, net of noncontrolling interest	(2,173)	(5,462)	(4,982)	(12,565)
International operating expenses	7,430	5,907	14,206	11,264
General and administrative expenses	28,990	29,788	56,850	57,325
Other general expenses	1,687	3,043	3,977	7,415
Depreciation and amortization	8,175	7,795	16,055	15,598
Total costs and expenses	257,848	243,907	515,692	494,481

Operating income	22,799	24,602	50,741	54,952
Net interest expense	(1,136)	(1,296)	(2,149)	(2,580)
Income before income taxes	21,663	23,306	48,592	52,372
Income tax expense	7,560	8,037	16,525	18,339
Net income, including noncontrolling interests	14,103	15,269	32,067	34,033
Less: income attributable to noncontrolling interests	(911)	(1,092)	(2,000)	(2,017)
Net income, net of noncontrolling interests	$13,192	$14,177	$30,067	$32,016

Basic earnings per common share	$0.49	$0.51	$1.12	$1.16
Earnings per common share - assuming dilution	$0.49	$0.51	$1.11	$1.15

Basic weighted average shares outstanding	26,760	27,789	26,901	27,715
Diluted weighted average shares outstanding	26,971	27,989	27,036	27,860

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 27,	December 27,
	2010	2009
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$37,710	$25,457
Accounts receivable, net	22,914	22,119
Inventories	15,289	15,576
Prepaid expenses	10,266	8,695
Other current assets	3,642	3,748
Deferred income taxes	8,895	8,408
Total current assets	98,716	84,003

Investments	1,690	1,382
Net property and equipment	189,027	187,971
Notes receivable , net	15,092	16,359
Deferred income taxes	5,920	6,804
Goodwill	74,229	75,066
Other assets	21,588	22,141
Total assets	$406,262	$393,726

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,139	$26,990
Income and other taxes payable	10,383	5,854
Accrued expenses	49,382	54,241
Current portion of debt	99,035	-
Total current liabilities	184,939	87,085

Unearned franchise and development fees	6,096	5,668
Long-term debt, net of current portion	-	99,050
Other long-term liabilities	12,729	16,886
Total liabilities	203,764	208,689

Total stockholders' equity	202,498	185,037
Total liabilities and stockholders' equity	$406,262	$393,726

Note:
The balance sheet at December 27, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 27, 2010	June 28, 2009
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$30,067	$32,016
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for uncollectible accounts and notes receivable	713	2,181
Depreciation and amortization	16,055	15,598
Deferred income taxes	(250)	2,731
Stock-based compensation expense	3,549	2,607
Excess tax benefit related to exercise of non-qualified stock options	(242)	(443)
Other	368	811
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,764)	737
Inventories	298	868
Prepaid expenses	(1,559)	101
Other current assets	106	1,880
Other assets and liabilities	(329)	(345)
Accounts payable	(851)	(4,363)
Income and other taxes payable	4,529	3,840
Accrued expenses	(5,432)	(3,326)
Unearned franchise and development fees	428	(357)
Net cash provided by operating activities	45,686	54,536

Investing activities
Purchases of property and equipment	(16,871)	(15,193)
Purchases of investments	(548)	(1,187)
Proceeds from sale or maturity of investments	240	-
Loans issued	(460)	(9,739)
Loan repayments	1,943	1,439
Acquisitions	-	(464)
Proceeds from divestitures of restaurants	36	830
Other	11	18
Net cash used in investing activities	(15,649)	(24,296)

Financing activities
Net repayments from line of credit facility	-	(20,500)
Net repayments from short-term debt - variable interest entities	-	(2,600)
Excess tax benefit related to exercise of non-qualified stock options	242	443
Proceeds from exercise of stock options	5,125	8,057
Acquisition of Company common stock	(24,417)	(4,958)
Noncontrolling interests, net of contributions and distributions	1,130	1,162
Other	114	(13)
Net cash used in financing activities	(17,806)	(18,409)

Effect of exchange rate changes on cash and cash equivalents	22	(11)
Change in cash and cash equivalents	12,253	11,820
Cash and cash equivalents at beginning of period	25,457	10,917

Cash and cash equivalents at end of period	$37,710	$22,737

Restaurant Progression
Papa John's International, Inc.

	Second Quarter Ended June 27, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	591	27	2,194	679	3,491
Opened	-	4	45	24	73
Closed	(1)	-	(15)	(32)	(48)
Acquired	-	-	-	2	2
Sold	-	(2)	-	-	(2)
End of Period	590	29	2,224	673	3,516

	Second Quarter Ended June 28, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	22	2,198	594	3,404
Opened	-	1	11	28	40
Closed	(1)	-	(17)	(8)	(26)
Acquired	11	-	11	-	22
Sold	(11)	-	(11)	-	(22)
End of Period	589	23	2,192	614	3,418

Restaurant Progression
Papa John's International, Inc.

	Six Months Ended June 27, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	588	26	2,193	662	3,469
Opened	4	4	76	53	137
Closed	(2)	-	(45)	(43)	(90)
Acquired	-	1	-	2	3
Sold	-	(2)	-	(1)	(3)
End of Period	590	29	2,224	673	3,516

	Six Months Ended June 28, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	3	1	25	62	91
Closed	(5)	(1)	(34)	(13)	(53)
Acquired	11	-	12	-	23
Sold	(12)	-	(11)	-	(23)
End of Period	589	23	2,192	614	3,418